U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 4, 2019 (August 31, 2019)

LIBERATED SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55177	27-4715504
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5430 Lyndon B Johnson Fwy, Suite 1200, Dallas, TX	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 610-3817

17701 E 36th Street CTS, Independence, MO, 64055

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2019, Liberated Solutions, Inc. (the “Company”) increased the size of its Board of Directors from two (2) to four (4) directors.

Effective August 31, 2019, Brian Conway resigned from his officer and director positions with the Company. Mr. Conway had served as the Company’s Chief Executive Officer, Chief Financial Officer, and as a director of the Company. The resignation was not the result of a disagreement with the Company known to an executive officer of Company on any matter relating to the Company’s operations, policies or practices.

On August 31, 2019, Edward Carter was appointed as the Chief Executive Officer, Secretary, and as a director of the Company, effective immediately. In addition, on the same date, Clifford Rhee was appointed as the Interim Chief Financial Officer and as a director of the Company, effective immediately.

As of the date of this Report, the Company has not entered into a compensation arrangement with Mr. Carter for his services as the Company’s Chief Executive Officer and Secretary, nor with Mr. Rhee regarding his services as the Company’s Interim Chief Financial Officer. Both Mr. Rhee and Mr. Carter currently receive no compensation for services as directors of the Company. There is currently no plan or arrangement (written or unwritten) in place concerning either Mr. Rhee’s or Mr. Carter’s employment with, or compensation by, the Company.

Both Clifford Rhee and Edward Carter were appointed to their positions with the Company in connection with the Stock Purchase Agreement dated August 15, 2019 between the Company and Broken Circuit Technologies, Inc. (the “Purchase Agreement”), a description of which is contained in the Company’s Schedule 14F-1 filed on August 21, 2019, and which is incorporated by reference herein. The Purchase Agreement states that, upon the Second Closing of the Purchase Agreement (as defined in the Purchase Agreement), which occurred on August 31, 2019, all current officers and directors of the Company will resign. At the Second Closing, the current officers and directors of the Company were Mr. Conway and Jay Silverman. As such, Mr. Conway’s resignation from his officer and director positions with the Company was made in connection with the Second Closing of the Purchase Agreement. However, the parties agreed that Mr. Silverman would not resign as a director of the Company at the Second Closing of the Purchase Agreement, and therefore is continuing to serve as a director of the Company. As such, this is a departure from the terms of the Purchase Agreement.

Set forth below is certain biographical information regarding Mr. Carter and Mr. Rhee.

Edward Carter

In January 2015, Edward Carter was a founding partner of Ngen Technologies USA Corp (“Ngen”), a technology company that invents, designs and develops innovative technologies and owns or licenses over 30 patents, and currently serves as a member of its Board of Directors and as its Secretary. Mr. Carter’s experience for over 30 years has been focused in the public markets which includes all aspects of public company related issues with regards to SEC filings, mergers, acquisitions and corporate communications. Over the past 10 years he served as Director of Investor Relations for several small public companies. Edward Carter is 62 years old.

Clifford Rhee

From July 2005, Clifford Rhee has been the President and Chief Executive Officer of Ngen. From February 2010 to June 2015 Mr. Rhee served as President and CEO, principle engineer and a director CTX Virtual Technologies, Inc. (“CTX”). From 1986 to 2009, Mr. Rhee held executive positions with several multi-national corporations whereby he was responsible for strategic business initiatives including mergers and acquisitions, turnarounds and growth. Mr. Rhee served as an independent director to Vermeer Korea (Construction equipment), Samsung Group (Industrial Products) and Oncidium Health Group (Medical services). Mr. Rhee is a graduate from McGill University in Mechanical Engineering and Certified Management Accounting program (C.M.A.) and is a registered professional engineer. Mr. Rhee is 51 years old.

The Company is currently a party to the Exchange Agreement by and between Mr. Rhee, Mr. Carter, Peter Zimeri, a shareholder of Ngen, and Mr. Conway, pursuant to which Ngen is expected to become a wholly owned subsidiary of the Company, as disclosed on the Form 8-K filed by the Company on August 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberated Solutions, Inc.

Date: September 4, 2019	By:	/s/ Ed Carter
	Name:	Ed Carter
	Title:	Chief Executive Officer, Secretary